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                                                                    EXHIBIT 99.1

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RAINFOREST CAFE, INC.
720 South Fifth Street                      A Wild Place to Shop and Eat(R)
Hopkins, MN 55343
                                            For Further Information Contact:
                                            Robert Hahn
                                            Chief Financial Officer
                                            612-945-5400
www.rainforestcafe.com
NATIONAL MARKET:  RAIN

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                    RAINFOREST CAFE COMMENTS ON 2000 OUTLOOK

(MINNEAPOLIS, MN - MARCH 31, 2000) - RAINFOREST CAFE, A WILD PLACE TO SHOP AND EAT(R), Rainforest Cafe today announced that it projects sales for fiscal 2000 will be in the range of $255 to $265 million. The 2000 sales forecast is based upon the disappointing first quarter sales for most of the company's mall locations. This 2000 forecast represents only a slight change in total sales compared to sales of $257 million in 1999, despite the addition of three units in 2000 and a full year's sales for the six units opened in 1999. The disappointing store sales, if realized, could place additional pressure on operating margins, as fixed costs become a larger component of total costs. Assuming sales fall in the projected range, operating net income for the year would be in the range of approximately $2 million to $4 million or $.10 to $.15 per share. This net income estimate is prior to any impairment charges that may be necessary if sales in mall units continue to erode. Our current estimate is for operating earnings to be approximately 75 percent below analyst consensus earnings estimates for 2000. The 2000 forecast follows the company's announcement yesterday of an expected first quarter net loss. These expected results are forecasted based upon first quarter performance, and are prior to the effect of the substantial synergies and cost savings that are expected to be realized from the proposed merger with Landry's Seafood Restaurant (NYSE: LNY). The company's cash and investments at the end of the first quarter are anticipated to be approximately $22 million. Based upon current development plans and commitments, the available cash is expected to fall below $10 million during the year. Cash flow from operations is anticipated to decrease by $7 to $10 million from 1999 levels. As previously disclosed, the comparable store sales declines have required the company to adopt a no unit growth strategy for 2001 and beyond. Also impacting the company's growth plans is the fact that the company's efforts to obtain third party financing have been unsuccessful to-date.

Commenting further, Rainforest Cafe President Kenneth Brimmer noted, that "we are continuing to monitor the performance of our mall-based units and we will closely review





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exit strategies and or attempt to renegotiate underlying leases if these units approach breakeven unit cash-flow. We believe the proposed merger with Landry's could result in significant savings in general and administrative expenses and will allow an experienced restaurant management organization the opportunity to address issues with the mall locations. The proposed merger gives Rainforest Cafe shareholders the opportunity to participate in the potential growth of the combined company after the merger." Since the well-publicized announcement of the proposed transaction with Landry's, the company has received only one inquiry regarding a possible purchase or merger. This one indication of interest was withdrawn following a request that the group discloses information regarding its identity and the source of its potential funding.

As previously announced, Rainforest Cafe has entered into a definitive Merger Agreement with Landry's Seafood Restaurants, Inc. (NYSE: LNY). The company anticipates that the merger will close in April, assuming the requisite shareholder vote has been obtained and all other conditions have been satisfied, and has scheduled a special meeting of shareholders for April 18, 2000. For a complete discussion of the merger, investors are urged to consult the proxy statement/prospectus, as filed with the Securities and Exchange Commission, dated March 14, 2000.

Rainforest Cafe, Inc. develops, owns and operates combination restaurant/retail facilities offering a stimulating and entertaining rain forest theme, providing visitors with "A Wild Place to Shop and Eat"(R). There are currently 38 Rainforest Cafe(R) units open including 28 domestic locations and 10 international units. Rainforest Cafe, Inc. common shares are traded on the NASDAQ National Market under the symbol RAIN.




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This news release (as well as information included in oral statements made or to be made by the Company) may contain forward-looking statements that involve risks and uncertainties relating to future events. Actual events or the Company's results may differ materially from those discussed in any such forward-looking statements. The Company does not expect to update forward-looking statements continually as conditions change. These risks and uncertainties include, but are not limited to, those relating to the merger with Landry's Seafood Restaurants, Inc. Statements regarding estimated results are preliminary and based on partial information and management assumptions. The Company plans to announce its complete first quarter results on or about April 27, 2000. The information in this release including information regarding expected revenues, net income and net income per share is forward looking and preliminary. Actual results for the quarter may differ depending upon a number of factors including, but to limited to, accounting adjustments, competition, fluctuations and changes in consumer preferences and attitudes, intellectual property protection, development and construction activities, and results of shareholder litigation. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's Form 10K filed with the Securities and Exchange Commission for the fiscal year ended January 2, 2000.
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